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                                                                   Exhibit 11.01

            Travelers/Aetna Property Casualty Corp. and Subsidiaries
                        Computation of Earnings Per Share
                   (In millions, except for per share amounts)


                                                              Three Months Ended                 Nine Months Ended
                                                              ------------------                 -----------------
                                                                  September 30,                     September 30,
                                                                  -------------                     -------------
                                                              1996              1995             1996            1995
                                                              ----              ----             ----            ----

Earnings:
     Net income                                           $    247         $     110         $    129       $     284
     Preferred Dividends:
       7.5% Preferred Stock - Series Z                           -                 -               (4)              -
                                                          --------         ---------         --------       ---------
                                                          $    247         $     110         $    125       $     284
                                                          ========         =========         ========       =========

Average shares:
     Common                                                  400.0             294.5            356.2           294.5
                                                          ========         =========         ========       =========

Earnings per share                                        $   0.62         $    0.37         $  0.35        $    0.96
                                                          ========         =========         ========       =========

Earnings per common share is based on the weighted average number of common shares outstanding during the period. For purposes of the computation of earnings per share, the weighted average number of shares was computed by treating the common stock issued within a one-year period prior to the initial filing of the registration statement relating to the initial public offering
(IPO) as outstanding for all reported periods. This amount was then reduced by the dilutive effect of such issuances of stock prior to the IPO determined by using the actual proceeds and the number of shares that could have been repurchased using the IPO price as the repurchase price for all periods presented.